SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[ ] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                      Pioneer Tax Advantaged Balanced Trust
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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        pursuant to Exchange Act Rule 0-11:
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    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
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    (4) Date Filed:



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[PIONEER Investments(R) LOGO]


                  IMPORTANT NOTICE FROM YOUR BOARD OF TRUSTEES

                                                                    May 30, 2007

Dear Fellow Shareholder:

     We are sending you the enclosed WHITE proxy card for your Fund's Annual Meeting of Shareholders to be held on June 8, 2007. This may be the most important vote you have ever had to cast in regard to your investment in the Fund.

     Regardless of the number of shares you own, your vote is very important. We urge you to vote FOR your Board's nominees. Please complete, sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope.

     As you probably know, the Fund is being challenged by two separate dissident slates of nominees. The two dissident slates cannot agree with each other on how your Fund should be managed, although each slate proposes making "aggressive" changes to the Fund.

                    YOUR BOARD OF TRUSTEES VIGOROUSLY OPPOSES
                 THE DISSIDENT PROXY SOLICITATIONS AND STRONGLY
                URGES YOU NOT TO SIGN OR RETURN ANY GREEN, GOLD
             OR OTHER COLORED PROXY CARD SENT TO YOU BY ANY PERSON.

     Your Board of Trustees believes that the best way to manage the Fund is to focus on maximizing investment performance through the Fund's unique tax advantaged investment strategies and to avoid "aggressive" and disruptive changes in policy. Your Fund, under its current leadership, has continued to enjoy success:

     o The Fund's monthly dividend increased from 5.57 cents per share in March 2007 to 6.10 cents per share in April and May 2007, an increase of approximately 9.5%, reflecting increased earnings and not a return of your invested capital.

     o The discount at which the Fund's shares trade to their net asset value ("NAV") has decreased from 13.10% at December 31, 2006 to 10.90% at March 31, 2007 to 8.02% at May 25, 2007.

        YOUR FUND HAS BEEN ENJOYING SUCCESS UNDER THE LEADERSHIP OF YOUR
                  CURRENT TRUSTEES - VOTE THE WHITE PROXY CARD
                          TO KEEP YOUR FUND ON TRACK!

     The dissidents' proxy materials criticize the Fund because its shares trade at a discount to their NAV. However, even one of the dissidents expressly acknowledges in its proxy materials that over two-thirds of income and preferred stock closed-end funds currently trade at discounts to NAV. This fact is well understood by investors. Your Trustees believe there are no simplistic schemes, no magic bullets to address NAV discounts; if there were, every closed-end fund in the United States would have adopted them by now! The Trustees believe that the Fund's shareholders, although mindful of discounts, invest in the Fund for the unique, long-term benefits presented by the Fund's investment strategies.

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                                       2


     Your Board of Trustees is well acquainted with, and has considered, the techniques that the dissidents would "aggressively" implement to attempt to narrow the NAV discount, as well as other available techniques. While the Board does not rule out making use of some of these techniques to a limited extent, if and when conditions are appropriate, it believes such techniques should be employed prudently, not "aggressively," and for the benefit of all shareholders, not just short-term investors. The Board believes a more effective method for addressing the NAV discount is to work with the Fund's management to maximize investment performance and to create broader awareness in the market of the Fund's relative yield on an after-tax basis.

            YOUR FUND IS PROVIDING THE LONG-TERM INVESTMENT APPROACH IT PROMISED WHEN YOU INVESTED - WHY INTERFERE WITH THAT?
                    VOTE TO RE-ELECT YOUR CURRENT TRUSTEES!

     The two dissident slates disagree with each other on virtually everything, not just on whose nominees should serve on the Board:

     o The first dissident slate wants to change your Fund's unique investment objective and turn the Fund into an equity fund - the second dissident slate does not support that proposal.

     o The first dissident slate wants to adopt what it calls an "aggressive" managed distribution policy - one that it admits will involve a return of your own capital (which should not be confused with actual earnings on your capital). The second dissident slate does not support that particular proposal either - it favors some other kind of "significantly higher" distribution policy, but it does not explain exactly what that policy is.

            DO YOU FIND THE TWO SEPARATE AND CONTRADICTORY CHALLENGES CONFUSING AND UNCONVINCING? A VOTE FOR EITHER OF THE TWO DISSIDENT
    SLATES IS A VOTE FOR AN UNCERTAIN FUTURE. YOUR CURRENT BOARD OF TRUSTEES
                        OFFERS A STRAIGHTFORWARD CHOICE.

   Your Trustees have the necessary experience to supervise your Fund, in sharp contrast to the dissident slates:

     o Your Trustees supervise a broad range of publicly offered open- and closed-end funds managed by Pioneer Investment Management, Inc., which has over $80 billion under management.

     o The members of one slate of dissident nominees manage, or supervise as directors, a family of just two small closed-end funds, neither of which has an objective that is remotely similar to the objective of your Fund.

     o The second dissident slate does not manage or supervise any public open- or closed-end funds at all.



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                                       3


     Furthermore, the proponents of the dissident slates are not long-term investors in the Fund. And one dissident has its own agenda regarding the Fund's management: on two past occasions, once this dissident's hand-picked nominees have gone onto boards of closed-end funds, the dissident's affiliated investment advisory company has displaced the funds' original manager. The Board of Trustees believes that this dissident also wants to remove Pioneer as a fund manager.

       DO YOU WANT YOUR FUND TO BE MANAGED BY PIONEER INVESTMENTS, ONE OF
         THE MOST RESPECTED NAMES IN THE INDUSTRY, OR BY A FIRM WITH NO
             EXPERIENCE MANAGING A FUND WITH COMPLEX TAX ADVANTAGED
                           STRATEGIES LIKE YOUR FUND?

     You invested in the Fund for its unique investment approach. Presumably you do not want the Fund to just turn around and give your investment right back to you through an "aggressive" distribution policy involving substantial returns of capital that merely create the illusion of high investment returns.

         IF YOU VALUE A STEADY, REASONED APPROACH IN MANAGING YOUR FUND,
                           VOTE THE WHITE PROXY CARD!

     The Trustees believe your Fund is meeting the needs of its long-term investors and do not believe the proposals of the two dissident slates are consistent with that objective. As a result, the Trustees recommend that shareholders affirm their investment choice and their desire to maintain the current structure of the Fund by voting for the three incumbent Trustees, who will remain committed to the interests of long-term shareholders.

     Your Board of Trustees recommends that you demonstrate your support for the re-election of three experienced Trustees of the Fund by signing, dating and mailing the enclosed WHITE proxy card. Your current Trustees remain committed to the Fund's objective and to the interests of long-term shareholders.

     Thank you for your attention and cooperation. If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

                                The Altman Group
                                 (800) 232-1064
                                  (toll free)

                                    * * * * *



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                                        4


     o If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed WHITE proxy voting form.

     o Please do NOT send back any green or gold card you receive, even to vote against either of the dissident slates. Doing so will cancel any prior vote you cast for your current Board. Please return only the WHITE proxy card.

     o If you have already returned a green or gold proxy card, you have the right to change your vote. You can still support your Board by returning a WHITE proxy card. Only your latest dated proxy card will count.

                       On Behalf of the Board of Trustees

                                    * * * * *

     Your Fund has filed a proxy statement with the Securities and Exchange Commission regarding the matters to be acted upon at the 2007 Annual Meeting. Shareholders are urged to carefully review the proxy statement and the Fund's other proxy materials, when available, because they contain important information. Among other things, the proxy statement provides information about the Fund and its trustees and executive officers, who may be deemed to be participants in the solicitation of proxies in favor of the Board's nominees, and additional information about the solicitation. This letter may be deemed to be solicitation material with respect to the proxy statement. Investors may obtain a free copy of the proxy statement and other proxy materials (when available) at the Securities and Exchange Commission's website at www.sec.gov. Investors may also obtain free copies of the proxy statement and other documents filed by the Fund in connection with the Annual Meeting by directing a request to:

                                The Altman Group
                             1200 Wall Street West
                              Lyndhurst, NJ 07071
                                 (800) 232-1064
                                  (toll free)







                  (C)2007 Pioneer Investments Management, Inc.,
                  60 State Street, Boston, Massachusetts 02109
   Member of the UniCredito Italiano Banking Group, Register of Banking Groups